Exhibit 10.58
25 February 2011
Dr. Mitchell S. Steiner
Chief Executive Officer
GTx, Inc.
175 Toyota Plaza, 7th Floor
Memphis, Tennessee 38103
U.S.A
By email-and UPS

Re:	Mutually agreed termination of the Toremifene Collaboration and License Agreement dated 7 September 2006 as amended by First Amendment dated 22 March 2010
Dear Mitch:
We refer to the Collaboration and License Agreement dated 7 September 2006 (as amended, the “Agreement”) between GTx, Inc. (“GTx”) and Ipsen Limited (n/k/a Ipsen Biopharm Limited) (“Ipsen” and, together with GTx, the “Parties”), as amended by the First Amendment dated 22 March 2010 (“Amendment”).
This Letter Agreement formalizes the mutually agreed decision made by Ipsen and GTx based on the discussions held in New York on 21 February 2011 among the Parties’ representatives, specifically Dr. Mitchell Steiner, Marc Hanover, Henry Doggrell and David Levinson of GTx, and Stéphane Thiroloix, Sean McKercher, Vanessa Malier and Toshiki Enomoto of Ipsen as follows:
1.	Subject to approval of Ipsen’s board of directors which Ipsen shall notify to GTx on or before 1 March 2011 5:00 pm US EST, the Agreement and the Amendment are hereby terminated by mutual agreement of the Parties as of 1 March 2011, except as provided at Sections 2 to 6 below.

2.	In consideration of Ipsen’s agreement to terminate its rights and obligations in the Ipsen Territory except as provided herein, including its rights to Right of First Negotiation to GTx-758, GTx agrees to pay to Ipsen running royalty payments in US dollars on US Net Sales of the Licensed Product for the ADT Indication in the amount of 3% until the later to occur of (a) the last Valid Patent Claim to expire in the US or (b) if the expiry of a Valid Patent Claim occurs earlier than 30 November 2022 as a result of a third party claim which shall lead to generic market penetration in the US by more than 20% for a period of two (2) consecutive quarters, then at the end of that second quarter. The US Royalty Payment due to Ipsen on account of US Net Sales shall be payable by GTx to Ipsen within 60 days of the end of each Calendar Quarter for which royalty payments are owed, accompanied by a quarterly report providing in reasonable detail in quantity and value an accounting of the US Net Sales made during such Calendar Quarter. Furthermore, Article 11.4 of the Agreement (i.e., records and audit rights) shall apply mutatis mutandis to Ipsen’s right to verify the accuracy of GTx’s reports for the calculation of US Net Sales of the Licensed Product for the ADT Indication.

3.	Except as provided herein, no party shall be entitled to receive any compensation whatsoever as a consequence of such mutual termination.

4.	Except as provided herein, Ipsen and GTx shall be fully and entirely discharged from any and all of their respective obligations under the Agreement and the Amendment and shall have no liability relating thereto, except for all obligations set forth in Article XIII “Indemnification,” Article XIV “Dispute Resolution,” and Articles 15.4 through 15.13 which shall survive this mutual termination and remain binding upon Ipsen and GTx as applicable to this Letter Agreement until the expiry of the term mentioned at Section 2 above and Article VIII “Confidentiality”, which shall survive this mutual termination and remain binding upon Ipsen and GTx for the time-period mentioned in such provision, provided that, the Parties agree that notwithstanding the provisions of Section 8.4 of the Agreement, GTx shall not be required to provide to Ipsen for prior review and approval “any proposed scientific/technical publications or scientific presentations which relate to Toremifene and/or Licensed Product” as otherwise required under Section 8.4.

5.	The Parties hereby agree that the Parties shall issue a press release relating to this mutual termination of the Agreement and the Amendment on 2 March 2011. Working draft of press releases concerning this mutual termination shall be provided to Ipsen or GTx by the originator of the release no later than 25 February 2011 5:00 pm US EST for the other party’s written approval, which shall not unreasonably be withheld or delayed, except to the extent required by applicable laws or stock exchange rules.
All capitalized terms used in this Letter Agreement without definition have the respective meanings provided in the Agreement and the Amendment.
Please confirm your agreement to this mutual termination by returning to us a countersigned copy of this letter.
This Letter Agreement takes effect as of the date first above written.
Yours sincerely,

/s/ Stéphane Thiroloix
Stéphane Thiroloix
Executive Vice President, Corporate Development

Acknowledged and agreed as of February 28, 2011 GTx, Inc.
/s/ Mitchell S. Steiner
Cc: GTx, Inc. (Vice President, General Counsel and Secretary)